Exhibit 10.1

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement, dated as of April 2, 2018 (this “Amendment”), is between Cardinal Health 414, LLC, a Delaware limited liability company (“Buyer”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation ( “Seller”), and amends that certain Asset Purchase Agreement, dated November 23, 2017 (the “Agreement”), between Buyer and Seller, as contemplated by Section 9.15 of the Agreement. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.

Background

A.     The Agreement contemplated that certain “Contingent Payments” would be paid to Seller following the Closing, subject to the terms and conditions set forth in the Agreement.

B.     Pursuant to (1) the Global Settlement Agreement, dated as of March 3, 2017 (“Settlement Agreement”), among Seller and its subsidiary, Macrophage Therapeutics, Inc., and Capital Royalty Partners II L.P., Capital Royalty Partners II (Cayman), L.P., Capital Royalty Partners II – Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P. and CRG Servicing LLC (collectively, “CRG”), and Buyer, and (2) the related Side Letter Agreement, dated March 3, 2017 (the “Side Letter”), between Seller and Buyer, Buyer issued a letter of credit to CRG in the face amount of $7,153,000 (the “Letter of Credit”).

C.     In exchange for eliminating the obligation of Buyer to make any further Contingent Payments, the Parties have agreed that Buyer will make payments of $13,093,099.78 in the aggregate on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of their mutual agreements and representations contained herein and in the Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

AMENDMENTS & SUPPLEMENTS

1.1 Consideration. In consideration for the amendments contemplated in Section 1.2 and 1.3 of this Amendment:

(a)     promptly following the execution of this Amendment, Buyer will pay to Seller an aggregate amount equal to $5,940,099.78 (the “Additional Payment”); and

(b)     promptly after the earlier of (i) the expiration of the Letter of Credit and (ii) the receipt by Buyer of evidence of the return and cancellation of the Letter of Credit, Buyer will pay to Seller an amount in cash by wire transfer of immediately available funds pursuant to instructions delivered to Buyer by Seller that is equal to the unused portion of the Letter of Credit (such amount not to exceed $7,153,000). For the avoidance of doubt, Buyer is not obligated to take any actions or expend any efforts to maximize the amounts payable to Seller under this Section 1.1(b).

Notwithstanding anything to the contrary herein, Seller confirms its obligations to indemnify the Buyer Indemnitees under the Side Letter from and against any and all Losses they may suffer, sustain or become subject to, arising out of, in connection with or resulting from any claims or demands made by or on behalf of, or Actions involving, CRG or the Letter of Credit (excluding any actual draw on the Letter of Credit by CRG). Seller further agrees that Buyer may offset (a) any indemnification obligations of Seller under the Agreement or any of the other Transaction Documents against (b) any and all amounts due or to become due to Seller under the Agreement, any of the other Transaction Documents or otherwise, including against any amount payable pursuant to Section 1.1(b) above, any Earnout Payments or in connection with exercise of the Warrant. The Parties acknowledge that $59,900.22 of Losses that are currently owed by Seller to Buyer on account of Seller’s existing indemnification claims are deemed satisfied as of the date hereof, and Seller owes no payment to Buyer to satisfy such amount due.

1.2     Elimination of Contingent Payments. Effective as of the date of this Amendment, the Agreement is hereby amended as follows:

(a)     Section 2.10(a) of the Agreement is hereby deleted in its entirety and replaced with “[RESERVED].”

(b)     Section 2.10(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Within 45 days following the end of each Fiscal Year of the Contingent Payment Period, Buyer shall deliver to Seller a reasonably detailed accounting of the Annual Sales for the Fiscal Year (each, a “Milestone Payment Statement”).”

1.3      Amendments to Defined Terms. Effective as of the date of this Amendment, Section 1.1 of the Agreement is hereby amended as follows:

(a)     The term “Catch-up Contingent Payment” and its related definition are hereby deleted in their entirety.

(b)     The definition of “Contingent Payments” is hereby amended and restated in its entirety as follows: “‘Contingent Payments’ means those certain payments made by Buyer to Seller prior to April 2, 2018 in an amount equal to eight percent of the Annual Sales.”

(c)     The definition of “Contingent Payment Period” is hereby amended and restated in its entirety as follows: “‘Contingent Payment Period’ means the period beginning on the Closing Date and ending on June 30, 2026.”

(d)     The definition of “Purchase Price” is hereby amended and restated in its entirety as follows: “‘Purchase Price’ means the Closing Purchase Price plus the Earnout Payment (to the extent paid or payable pursuant to Section 2.10), plus the Additional Payment contemplated by that certain Amendment to Asset Purchase Agreement, dated as of April 2, 2018.”

ARTICLE II

MISCELLANEOUS

2.1      Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement, as so amended by this Amendment, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Agreement will from and after the effective date hereof refer to the Agreement as amended by this Amendment.

2.2      Integration. This Amendment, together with the Agreement and the documents executed pursuant thereto, supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for the Confidentiality Agreement) and constitute the entire agreement between the Parties with respect thereto.

2.3      Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.5 and 9.13, in each case, of the Agreement are incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

2.4      Notices. All notices and other communications hereunder will be in writing and sent pursuant to the requirements of Section 9.1 of the Agreement.

2.5      Titles and Headings. The titles and captions in this Amendment are for reference purposes only, and will not in any way define, limit, extend or describe the scope of this Amendment or otherwise affect the meaning or interpretation of this Amendment.

2.7      Counterparts. This Amendment may be executed in two or more counterparts for the convenience of the Parties, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format will be effective as delivery of a manually executed counterpart to this Agreement.

2.8      Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly authorized to execute and deliver this Amendment, and this Amendment and the transactions contemplated hereby have been duly authorized by all necessary action of such Party; (b) the performance by such Party of its obligations under this Amendment do not: (i) conflict with any contract or agreement binding upon such Party or its properties or (ii) violate or conflict with any order or decree binding upon such Party or its properties; (c) such Party has obtained all consents and approvals necessary for it to enter into and perform its obligations under this Amendment; and (d) this Amendment is enforceable against such Party in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first written above.

BUYER:

CARDINAL HEALTH 414, LLC

By:	/s/ Jorge Gomez

Name: Jorge Gomez

Title: Chief Financial Officer

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first written above.

SELLER:

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Jed Latkin

Name: Jed Latkin

Title: CFO & COO